ANNUAL REPORT
Chevy Chase Auto Receivables Trust 1997-4
$ 230,065,034.95 5.91% Auto Receivables Backed Certificates
For the Year Ended December 31, 1998




         PRINCIPAL    INTEREST      NET       NET        30 +      DELQ.
            DIST        DIST       LOSSES    LOSS %     DELQ.        %
        ____________ ___________ ___________ ________ ____________ _______
 Jan-98   4,981,399   1,150,325         435    0.00%   10,431,614    4.64%
 Feb-98   4,858,319   1,124,380      80,381    0.44%   11,450,685    5.21%
 Mar-98   5,844,819   1,099,077     291,401    1.64%   11,902,074    5.57%
 Apr-98   7,058,658   1,068,635     574,711    3.34%   13,345,992    6.46%
 May-98   7,112,915   1,031,871   1,177,512    7.08%   14,414,289    7.22%
 Jun-98   6,384,064     994,825   1,215,916    7.55%   15,565,305    8.05%
 Jul-98   6,189,489     961,574   1,006,570    6.45%   16,340,171    8.72%
 Aug-98   6,492,430     929,337     871,314    5.78%   16,627,863    9.20%
 Sep-98   7,186,980     895,523   1,450,874   10.04%   17,083,634    9.85%
 Oct-98   6,518,226     858,090   1,081,328    7.78%   16,242,453    9.74%
 Nov-98   6,648,043     824,141   1,076,430    8.09%   15,576,802    9.75%
 Dec-98   6,241,392     789,516   1,138,888    8.92%   15,399,383   10.05%
        ____________ ___________ ___________
 Totals  75,516,734  11,727,295   9,965,759

  ** The date represents the month of the Distribution date, the information is from activity of the previous month.